Exhibit 99.1

Pitney Bowes Announces Third Quarter Results for 2012

STAMFORD, Conn.--(BUSINESS WIRE)--November 1, 2012--Pitney Bowes Inc. (NYSE: PBI) today reported financial results for the third quarter 2012.

Recent Highlights

  Revenues of $1.2 billion; Adjusted EPS of $0.47; GAAP EPS of $0.38
  Reaffirms full year 2012 guidance for the following:
    Revenue in the range of flat to -4%, excluding the impact of currency;
    Adjusted EPS guidance in the range of $1.95 to $2.15;
    Free cash flow in the range of $750 - $850 million.
  Updates GAAP EPS guidance to a range of $1.78 to $2.08, which includes new impairment and restructuring charges.
  Significant progress on expanding our participation in higher growth cross-border ecommerce parcel opportunities, including, a broader strategic relationship with eBay to provide ecommerce shipping solutions beginning in the 4th quarter.
  Decision to exit the International Mail Services business focused on delivering mail and catalogues internationally, in line with the focus on higher growth cross-border ecommerce parcel opportunities.
  Year-over-year growth in Production Mail revenue.
  Continued growth in Presort revenue.

Commenting on the quarter, Chairman, President and Chief Executive Officer Murray D. Martin said, “We continue to execute our strategy to be a leading provider of customer communications solutions; however, our earnings performance during the quarter did not meet our expectations. In the third quarter, our results continued to be affected by global economic weakness, especially in International Mailing and Software where public sector spending remains constrained. However, we were pleased to see gradually improving trends in North America Mailing, where equipment sales experienced a slower rate of decline and the best year-over-year comparisons in six quarters.”

Mr. Martin added, “We continue to take actions to drive sustainable long-term growth for Pitney Bowes and our shareholders and are focused on positioning Pitney Bowes to succeed in the changing market landscape. We decided to exit the International Mail Services business related to the delivery of international mail and catalogs. As we focus on the higher growth opportunities, we are growing our participation in ecommerce opportunities related to cross border parcel shipping services. One example is our collaboration with eBay to facilitate cross border ecommerce by providing technology solutions and parcel shipping services. Additionally, to address our changing business mix and current economic pressures, we are initiating actions to further streamline the business through organizational and management consolidations to further reduce our cost structure. And, we will further realign future investments in the business as we focus on higher growth opportunities.”

Third Quarter 2012 Results

Revenue in the third quarter totaled $1.2 billion, a decline of 6 percent compared to the prior year period, and reflects global economic conditions with particular impact on the International Mailing, Software and Management Services business segments. On a constant currency basis, revenue declined 5 percent and benefited from equipment sales growth in Production Mail and 3 percent growth in presort revenue.

Earnings per diluted share (EPS), as reported under Generally Accepted Accounting Principles basis (GAAP), for the quarter were $0.38, as compared with $0.85 per diluted share for the prior year. GAAP EPS for the quarter includes a charge of $0.09 per diluted share to reflect non-cash impairment charges for goodwill, intangible and long-lived assets related to the decision in October 2012 to exit the International Mail Services business. In comparison, the 2011 third quarter GAAP EPS included an $0.11 per share charge for restructuring costs and asset impairments; a $0.15 per share charge for goodwill; a $0.13 per share benefit from the sale of leveraged lease assets; and a $0.30 per share tax benefit from discontinued operations.

Adjusted EPS were $0.47, as compared with adjusted EPS of $0.69 in the same period last year. Adjusted EPS for 2012 excludes the non-cash impairment charges for goodwill, intangible and long-lived assets related to the International Mail Services business. In comparison, the 2011 third quarter adjusted EPS included a $0.05 per share benefit related to insurance reimbursements and an $0.08 per share favorable tax settlement.

Free cash flow during the quarter was $40 million and $551 million year to date. On a GAAP basis the Company generated $69 million in cash from operations for the quarter and $440 million year to date. Comparisons of cash flow this quarter versus the prior year were impacted by a large tax refund and the timing of tax payments in the third quarter of last year. Comparisons to the second quarter of this year were also impacted by the timing of tax payments, as well as the timing of working capital requirements. Year-to-date, the Company has used its cash primarily to reduce debt, pay dividends, contribute to its pension plans and make restructuring payments.

Business Segment Results

SMB Solutions Group
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$602 million	(8%)	(6%)
EBIT	$180 million	(11%)

Within the SMB Solutions Group:

North America Mailing
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$448 million	(6%)	(6%)
EBIT	$169 million	(5%)

During the quarter, the North America Mailing segment continued to benefit from increased placements of Connect+™ and pbWebConnect™ mailing systems and SendSuite Live™ shipping solutions. As a result, there was a decline of less than 4 percent in equipment sales revenue this quarter, representing the best year-over-year performance in 6 quarters. Revenue was impacted by lower recurring revenue, although at a slower rate than the previous year. Supplies revenue declined in part because of lower sales of third-party supplies for copiers and printers.

EBIT margin for the segment again improved versus the prior year, even though there were fewer lease extensions on existing equipment. The higher proportion of equipment sales revenue will result in an improvement in customer retention and future recurring revenue streams; however, fewer lease extensions reduced EBIT margin in the quarter.

International Mailing
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$154 million	(13%)	(7%)
EBIT	$ 11 million	(55%)

International Mailing revenue was negatively impacted by the uncertain economic environment in Europe, resulting in fewer upgrades and lower equipment sales, especially in the U.K. In addition, revenue comparisons were impacted by a postal rate change in France in the third quarter of last year, which generated $6 million of equipment sales related to postal rate updates (PROMs), which was not repeated this year.

EBIT margin declined year-over-year due to lower revenue, lack of high-margin PROM sales contribution this quarter and the overall mix of business.

Enterprise Business Solutions Group
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$614 million	(5%)	(4%)
EBIT	$ 41 million	(46%)

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$122 million	4%	7%
EBIT	$ 4 million	204%

Production Mail revenue benefited from increased worldwide equipment sales following the Drupa trade show held during the second quarter.

The company continues to make progress with its Volly™ service and has now signed 60 large third-party mail service providers who will offer the Volly secure digital mail service to 6,500 companies and consumer brands. As it continues to work with billers and develop its software, the company has decided to add to and enhance its technology to provide additional capabilities that will improve the onboarding process for billers. This will result in improving the scalability of the service and facilitating biller density. Therefore, the company has determined that Volly’s long-term value will be enhanced by deferring its availability to consumers until 2013.

EBIT improved when compared to the prior year due to the growth of revenue and cost reduction initiatives in the U.S. and Europe, offset by continued investment in Volly. Excluding the investment in Volly, EBIT margin would have been approximately 540 basis points higher this quarter.

Software
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$ 89 million	(19%)	(18%)
EBIT	$ 1 million	(94%)

Given the overall slowdown in the global market, Software has experienced a reduction in the number of large license deals compared with the prior year. Additionally, revenue was impacted by the continued austerity measures in the public sector globally.

EBIT margin declined versus the prior year principally because of lower licensing revenue, as well as relatively higher R&D investment and marketing spend in the quarter.

Management Services
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$221 million	(6%)	(5%)
EBIT	$ 10 million	(44%)

Management Services revenue and EBIT margin continue to be impacted by ongoing pricing pressures, lower volumes and account contractions resulting from worldwide economic uncertainty and competitive conditions. However, there continues to be positive net new written business, which, coupled with new strategic partnerships in print outsourcing, are expected to drive revenue growth in the future.

Mail Services
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$142 million	(1%)	(1%)
EBIT	$ 17 million	(53%)

Increased standard mail volumes and continued penetration in the workshare discount categories continue to drive revenue growth for the presort operations. Overall, Mail Services revenue declined slightly this quarter as a result of lower volumes in the International Mail Services business.

The Company recently announced a partnership with eBay to provide ecommerce solutions for cross-border package delivery which is beginning roll out in the fourth quarter.

EBIT margin comparisons versus the prior year were impacted by the $18 million insurance reimbursement received in the third quarter last year. Impacting EBIT margin this quarter was the Company’s continued investment in software applications and the distribution network to facilitate the expansion of its ecommerce solutions.

Marketing Services
	3Q 2012	Y-O-Y Change	Change ex Currency
Revenue	$ 40 million	(4%)	(4%)
EBIT	$ 9 million	7%

Marketing Services EBIT benefited from reduced print production costs and ongoing productivity initiatives.

Executive Vice President and Chief Financial Officer, Michael Monahan, commented, “As the mix of business for the Company continues to shift to more enterprise-related revenues and we focus on incremental growth opportunities, we anticipate that these new revenue streams will have lower margins than our traditional Mailing business. Therefore, we intend to further streamline the business and reduce its cost structure to address margin mix, as the Company moves towards these initiatives. These actions, which are anticipated to result in annualized savings of $45 million to $55 million, combined with our ongoing efforts, will enhance shareholder value and improve the growth profile of the business.”

2012 Annual Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company is reaffirming its 2012 revenue, adjusted EPS and cash flow guidance for the year, and is updating its GAAP EPS guidance. Based on results to date and expectations for the fourth quarter, the Company anticipates:

  2012 revenue, excluding the impacts of currency, to remain in a range of flat to a decline of 4 percent when compared to 2011;
  Adjusted earnings per diluted share from continuing operations to be in the range of $1.95 to $2.15;
  GAAP earnings per diluted share from continuing operations to be in the range of $1.78 to $2.08; and
  Free cash flow to be in the range of $750 million to $850 million.

The Company’s efforts to further streamline the business and reduce its cost structure will result in a pre-tax restructuring charge in the fourth quarter that is expected to be in the range of $40 million to $60 million and is anticipated to generate annualized savings in the range of $45 million to $55 million. The updated GAAP earnings per share guidance reflects the goodwill and asset impairment charges of $0.09 per share related to the recent performance of the International Mail Services business that was recorded during the quarter, and the anticipated restructuring charge in the range of $0.15 to $0.25 per share that will be recorded in the fourth quarter.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 5:00 p.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Delivering more than 90 years of innovation, Pitney Bowes provides business communications software, mailing systems and services that integrate physical and digital communications channels. Long known for making its customers more productive, Pitney Bowes is increasingly helping other companies grow their business through advanced customer communications management. Pitney Bowes is a $5.3 billion Company with 29,000 employees worldwide. Pitney Bowes: Every connection is a new opportunity™. www.pb.com

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and nine months ended September 30, 2012 and 2011, and consolidated balance sheets at September 30, 2012 and December 31, 2011 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011(2)	2012	2011(2)
Revenue:
Equipment sales	$212,103	$221,475	$656,517	$706,027
Supplies	66,902	74,271	213,789	235,728
Software	93,476	113,224	302,377	318,305
Rentals	142,288	154,210	428,174	467,064
Financing	123,999	136,000	373,695	412,958
Support services	171,652	175,286	516,424	530,707
Business services	405,257	425,258	1,226,175	1,266,478

Total revenue	1,215,677	1,299,724	3,717,151	3,937,267

Costs and expenses:
Cost of equipment sales	105,556	97,559	309,190	316,697
Cost of supplies	20,694	22,611	65,428	74,365
Cost of software	22,784	23,431	68,281	73,541
Cost of rentals	25,182	35,819	87,257	107,834
Financing interest expense	19,604	21,430	61,385	66,915
Cost of support services	107,095	114,074	334,304	344,767
Cost of business services	315,830	326,415	948,359	985,232
Selling, general and administrative	400,862	427,412	1,203,653	1,286,739
Research and development	36,669	35,573	104,518	107,772
Restructuring charges and asset impairments	9,986	32,956	11,060	63,974
Goodwill impairment	18,315	45,650	18,315	45,650
Other interest expense	27,541	28,932	87,261	86,006
Interest income	(2,057)	(1,265)	(5,793)	(4,702)
Other income, net	-	(10,718)	1,138	(10,718)

Total costs and expenses	1,108,061	1,199,879	3,294,356	3,544,072

Income from continuing operations before income taxes	107,616	99,845	422,795	393,195

Provision for income taxes	26,489	(17,087)	93,519	77,319

Income from continuing operations	81,127	116,932	329,276	315,876

Income from discontinued operations, net of income tax	-	60,428	19,332	57,911

Net income before attribution of noncontrolling interests	81,127	177,360	348,608	373,787

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,593	13,782	13,781

Net income - Pitney Bowes Inc.	$76,533	$172,767	$334,826	$360,006

Amounts attributable to common stockholders:
Income from continuing operations	$76,533	$112,339	$315,494	$302,095
Income from discontinued operations	-	60,428	19,332	57,911

Net income - Pitney Bowes Inc.	$76,533	$172,767	$334,826	$360,006

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.38	0.56	1.58	1.49
Discontinued operations	0.00	0.30	0.10	0.29

Net income - Pitney Bowes Inc.	$0.38	$0.86	$1.67	$1.78

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.38	0.56	1.57	1.48
Discontinued operations	0.00	0.30	0.10	0.28

Net income - Pitney Bowes Inc.	$0.38	$0.85	$1.66	$1.77

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.
(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	09/30/12	12/31/11
Current assets:
Cash and cash equivalents	$424,789	$856,238
Short-term investments	36,238	12,971

Accounts receivable, gross	695,575	755,485
Allowance for doubtful accounts receivable	(28,355)	(31,855)
Accounts receivable, net	667,220	723,630

Finance receivables	1,218,080	1,296,673
Allowance for credit losses	(26,368)	(45,583)
Finance receivables, net	1,191,712	1,251,090

Inventories	187,082	178,599
Current income taxes	22,044	102,556
Other current assets and prepayments	144,987	134,774

Total current assets	2,674,072	3,259,858

Property, plant and equipment, net	382,850	404,146
Rental property and equipment, net	249,310	258,711

Finance receivables	1,047,411	1,123,638
Allowance for credit losses	(18,235)	(17,847)
Finance receivables, net	1,029,176	1,105,791

Investment in leveraged leases	34,373	138,271
Goodwill	2,127,114	2,147,088
Intangible assets, net	175,995	212,603
Non-current income taxes	45,615	89,992
Other assets	555,661	530,644

Total assets	$7,274,166	$8,147,104

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,643,395	$1,840,465
Current income taxes	220,236	242,972
Notes payable and current portion of long-term obligations	375,000	550,000
Advance billings	449,051	458,425

Total current liabilities	2,687,682	3,091,862

Deferred taxes on income	25,017	175,944
Tax uncertainties and other income tax liabilities	193,867	194,840
Long-term debt	3,305,504	3,683,909
Other non-current liabilities	641,093	743,165

Total liabilities	6,853,163	7,889,720

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	653	659
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	222,620	240,584
Retained Earnings	4,709,761	4,600,217
Accumulated other comprehensive loss	(625,868)	(661,645)
Treasury Stock, at cost	(4,505,875)	(4,542,143)

Total Pitney Bowes Inc. stockholders' equity	124,633	(38,986)

Total liabilities, noncontrolling interests and stockholders' equity	$7,274,166	$8,147,104

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2012
(Unaudited)

(Dollars in thousands)	Three Months Ended September 30,
			%
	2012	2011	Change
Revenue

North America Mailing	$447,920	475,663	(6%)
International Mailing	154,171	177,797	(13%)
Small & Medium Business Solutions	602,091	653,460	(8%)

Production Mail	122,251	117,220	4%
Software	88,629	109,153	(19%)
Management Services	220,887	235,428	(6%)
Mail Services	142,182	143,055	(1%)
Marketing Services	39,637	41,408	(4%)
Enterprise Business Solutions	613,586	646,264	(5%)

Total revenue	$1,215,677	1,299,724	(6%)

EBIT (1)

North America Mailing	$168,934	$177,280	(5%)
International Mailing	11,286	25,105	(55%)
Small & Medium Business Solutions	180,220	202,385	(11%)

Production Mail	3,555	(3,426)	204%
Software	956	16,564	(94%)
Management Services	10,266	18,248	(44%)
Mail Services	16,671	35,107	(53%)
Marketing Services	9,297	8,716	7%
Enterprise Business Solutions	40,745	75,209	(46%)

Total EBIT	$220,965	$277,594	(20%)

Unallocated amounts:
Interest, net (2)	(45,088)	(49,097)
Corporate and other expenses	(39,960)	(50,046)
Restructuring and asset impairments	(9,986)	(32,956)
Goodwill impairment	(18,315)	(45,650)

Income from continuing operations before income taxes	$107,616	$99,845

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairment.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2012
(Unaudited)

(Dollars in thousands)	Nine Months Ended September 30,
			%
	2012	2011	Change
Revenue

North America Mailing	$1,362,709	1,478,355	(8%)
International Mailing	487,665	524,488	(7%)
Small & Medium Business Solutions	1,850,374	2,002,843	(8%)

Production Mail	360,334	382,595	(6%)
Software	288,830	304,921	(5%)
Management Services	679,078	717,513	(5%)
Mail Services	432,845	421,611	3%
Marketing Services	105,690	107,784	(2%)
Enterprise Business Solutions	1,866,777	1,934,424	(3%)

Total Revenue	$3,717,151	3,937,267	(6%)

EBIT (1)

North America Mailing	$514,975	$532,727	(3%)
International Mailing	53,041	75,033	(29%)
Small & Medium Business Solutions	568,016	607,760	(7%)

Production Mail	11,928	12,971	(8%)
Software	20,135	31,618	(36%)
Management Services	36,187	59,256	(39%)
Mail Services	75,661	55,191	37%
Marketing Services	21,617	19,668	10%
Enterprise Business Solutions	165,528	178,704	(7%)

Total EBIT	$733,544	$786,464	(7%)

Unallocated amounts:
Interest, net	(142,853)	(148,219)
Corporate and other expenses	(138,521)	(135,426)
Restructuring and asset impairments	(11,060)	(63,974)
Goodwill impairment	(18,315)	(45,650)

Income from continuing operations before income taxes	$422,795	$393,195

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and asset impairments and goodwill impairment.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

GAAP income from continuing operations
after income taxes, as reported	$76,533	$112,339	$315,494	$302,095
Restructuring charges and asset impairments	6,430	22,169	6,892	43,038
Goodwill impairment	11,172	31,334	11,172	31,334
Sale of leveraged lease assets	-	(26,689)	(12,886)	(26,689)
Tax adjustments	-	447	-	2,960
Income from continuing operations
after income taxes, as adjusted	$94,135	$139,600	$320,672	$352,738

GAAP diluted earnings per share from
continuing operations, as reported	$0.38	$0.56	$1.57	$1.48
Restructuring charges and asset impairments	0.03	0.11	0.03	0.21
Goodwill impairment	0.06	0.15	0.06	0.15
Sale of leveraged lease	-	(0.13)	(0.06)	(0.13)
Tax adjustments	-	0.00	-	0.01
Diluted earnings per share from continuing
operations, as adjusted	$0.47	$0.69	$1.59	$1.73

GAAP net cash provided by operating activities,
as reported	$69,466	$301,055	$439,633	$750,456
Capital expenditures	(39,065)	(35,012)	(127,816)	(123,029)
Restructuring payments	12,871	26,411	60,746	78,379
Pension contribution	-	-	95,000	123,000
Tax payments on sale of leveraged lease assets	14,345	-	99,249	-
Reserve account deposits	(17,707)	(32,616)	(15,373)	(14,528)

Free cash flow, as adjusted	$39,910	$259,838	$551,439	$814,278

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Editorial
Pitney Bowes Inc.
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Pitney Bowes Inc.
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website - www.pitneybowes.com